Exhibit (d)(9)

OPTION WAIVER AND TERMINATION

AGREEMENT

This OPTION WAIVER AND TERMINATION AGREEMENT (the “Agreement”), dated as of November 18, 2013, is made and entered into by and between Patheon Inc., a Canadian corporation (the “Company”) and James C. Mullen (the “Executive”).

WHEREAS, the Company and JLL/DSM Patheon Holdings, L.P., an exempt limited partnership organized under the laws of the Cayman Islands, propose to enter into an Arrangement Agreement (the “Arrangement Agreement”) pursuant to which, among other things, the Company will be acquired by an indirect subsidiary of JLL/DSM Patheon Holdings, L.P. pursuant to a plan of arrangement (the “Transactions”);

WHEREAS, the Company and the Executive are parties to an Employment Agreement, dated as of February 7, 2011 (the “Employment Agreement”);

WHEREAS, it is anticipated that following and subject to the closing of the Transactions, the Executive will continue to provide the same or substantially similar services to the Company’s successor and its parents and subsidiaries, as the Executive provides to the Company prior to the Transactions pursuant to the terms and conditions of a new Employment Agreement which will supersede the Employment Agreement;

WHEREAS, pursuant to the Company’s 2011 Amended and Restated Incentive Stock Option Plan (the “Incentive Plan”) and one or more stock option award agreements thereunder, the Company has granted the Executive options to purchase restricted voting shares of the Company (the “Option Awards”); and

WHEREAS, in connection with the Transactions, the Company and the Executive desire to enter into this Agreement with respect to, among other things, the effect of the Transactions under the Employment Agreement, the Incentive Plan and the Option Awards.

NOW THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, including, without limitation, the willingness of the parties to the Arrangement Agreement to enter into the Transactions, the parties hereto agree as follows:

1. Notwithstanding any provision of the Employment Agreement, the Incentive Plan and the agreements governing the Option Awards, the vesting and exercisability of the Option Awards shall not automatically accelerate upon or solely in connection with the Transactions, except to the extent set forth on Exhibit A, thereto and the Executive hereby waives the Executive’s right to receive any such accelerated vesting of such Option Awards.

2. Except to the extent set forth on Exhibit A hereto, each Option Award shall terminate immediately prior to, but subject to the closing of the Transactions, without payment of consideration to the Executive therefor and the Executive acknowledges and agrees that the Executive shall not exercise any such Option Awards (or any portion thereof) that shall terminate prior to the closing of the Transactions pursuant to this Section 2.

3. If the Transactions are not consummated prior to April 30, 2014 and/or the Arrangement Agreement is otherwise terminated, then this Agreement shall be without force and effect and this Agreement shall terminate concurrently therewith.

4. This Agreement shall be administered, interpreted and enforced under the internal laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to the principles of conflicts of laws thereof.

5. If any provision of this Agreement is determined to be invalid or unenforceable, it shall be adjusted rather than voided, to achieve the intent of the parties to the extent possible, and the remainder of the Agreement shall be enforced to the maximum extent possible. Except to the extent specifically provided for herein, all other provisions of the Employment Agreement, the Incentive Plan and the agreements governing the Option Awards shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing thereunder.

6. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy of this Agreement as a fully binding original.

(Signature page follows)

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto.

PATHEON INC.

By:	/s/ Derek J. Watchorn
Name:	Derek J. Watchorn
Title:	Director

EMPLOYEE

/s/ James C. Mullen

James C. Mullen

Exhibit A:

1.	Option Awards Excepted from Section 1 of the Agreement:

None

2.	Option Awards Excepted from Section 2 of the Agreement:

None.